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FOR IMMEDIATE RELEASE                                         WWW.QUINTILES.COM

CONTACT: Pat Grebe, Media Relations (pat.grebe@quintiles.com)
         Greg Connors, Investor Relations (invest@quintiles.com)
         (919) 998 2000

         QUINTILES ANNOUNCES OPERATIONAL PLAN, TARGETS FOR 2002 EARNINGS

RESEARCH TRIANGLE PARK, N.C. - September 11, 2001 - Quintiles Transnational Corp. (Nasdaq: QTRN) today announced its new operational plan, which is the result of a five-month review led by Chief Executive Officer Pam Kirby, Ph.D. Highlights of the plan include:

o Greater emphasis on gain-sharing commercialization contracts and diversification to include more commercialization contracts with small and midsize healthcare companies;

o Increased use of technology to improve efficiencies in clinical development, especially in data management and clinical monitoring;

o Reorganization of Quintiles Informatics to enhance efficiencies and customer focus, and movement of certain eCommerce functions into Quintiles' Product Development and Commercialization operations to bring e-solutions to customers faster;

o Rationalization of internal services to achieve greater infrastructure efficiencies and quality in support of Quintiles' global operations.

"In order to accelerate our transition to a technology-driven, partnership-oriented business model, Quintiles expects to take a charge of approximately $50 million in third quarter 2001," Kirby said. "This restructuring is targeted to result in annualized cost savings of $50 million to $55 million annually beginning in 2002.

 "I believe these steps will help us grow our business, improve margins, streamline our operations and create stronger customer relationships based on our contributions to their success. We remain highly confident of our growth opportunities and in the benefits of this plan, which we already are implementing. Key to the changes we're making is our global electronic `real-time HR management' system, which allows us to analyze our human resource needs and financial performance - operationally and geographically - very quickly and in much greater depth.

"Our Clinical Development Services group should realize greater efficiencies, especially in data management and clinical monitoring, through electronic data capture and other data management tools. This is allowing us to consolidate our data management and clinical monitoring operations, which will reduce our costs and increase efficiency.

"In Commercialization, we are working to meet market demand for gain-share agreements that offer us greater upside potential based on performance, and in capturing more business from small and midsize companies in order to diversify our contract portfolio and mitigate volatility.

"As a result of this plan, we are raising our target for 2002 EPS to 64 to 72 cents, compared to current analysts' consensus expectations of 63 cents per share."


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The expected restructuring charge consists primarily of severance and lease termination costs related to the consolidation of offices. Quintiles' work force, which is now approximately 18,000, will be reduced by approximately 1,000 positions globally. Affected employees will receive benefit packages and severance packages based on length of employment, as well as outplacement services.

"Making a restructuring decision is difficult, but we believe it is necessary to achieve greater efficiencies, improve our growth prospects and meet our financial goals," Kirby said.

Quintiles Transnational will conduct a live Webcast of its Investor Briefing regarding this announcement at 9:00 a.m. (EDT) today, Sept. 11. The event, which will take place in New York City, will feature presentations by Kirby and Chief Financial Officer Jim Bierman. A question and answer session will follow the presentations.

Interested parties can access the Webcast, including the audio and presentation materials, at www.quintiles.com/corporate_info/broadcast_center. The Webcast will be archived on Quintiles' Web site for future on-demand replay. The replay will be available via the same link about two hours after completion of the call through 5:00 p.m. EDT on Friday, Sept. 28, 2001.

System requirements for the Webcast include Internet Explorer 5.0 (or higher) or Netscape Navigator 4.0 (or higher). Users also should have the most recent version of Windows Media Player or RealPlayer. Users may experience varying levels of performance based on their connection speed, system capabilities, and presence of a corporate firewall. To ensure a connection, users should go to www.quintiles.com/corporate_info/broadcast_center and click on the link for the Investor Briefing. There, users can download the free versions of Windows Media Player or RealPlayer as well as test their connections. We recommend all viewers of the live Webcast test their connections five to 15 minutes before the start of the program.

In addition to the Webcast, the audio portion of the event will also be available via conference call. The live call can be accessed by dialing 212-676-5206. The presentation slides will be available at the start of the event at Quintiles' Web site, www.quintiles.com/corporate_info/investors/investor_presentations.

Quintiles Transnational is the world's leading provider of information, technology and services to help bring new medicines to patients faster and improve healthcare. Headquartered near Research Triangle Park, North Carolina, Quintiles Transnational is a member of the S&P 500 and Fortune 1000. For more information visit the company's Web site at www.quintiles.com.

Information in this press release contains "forward-looking statements" about Quintiles. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the risk that the actual savings and operating improvements resulting from the restructuring will be less than or slower than expected and that we may not meet our earnings targets for the remainder of the year or 2002, the risk the market for our products and services will not grow as we expect, the risk that our PharmaBio transactions will not generate revenues or profit at the rate or levels we anticipate, the risks that our Informatics products may not be rolled out as targeted and that our data sources may not adequately support those products, our ability to efficiently distribute backlog among therapeutic business units and

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match demand to resources, actual operating performance, the ability to maintain large client contracts or to enter into new contracts, changes in trends in the pharmaceutical industry, and the ability to operate successfully in new lines of business. Additional factors that could cause actual results to differ materially are discussed in the company's recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form
10-K, its Form 8-Ks, and its other periodic reports, including Form 10-Qs.

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